Rule 424(b)(1)
                                                      Registration No. 333-46835
PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 10, 1998)

                                FRED MEYER, INC.

                        7,121,283 Shares of Common Stock
                                ($.01 par value)

     This Prospectus Supplement and the accompanying Prospectus relate to 7,121,283 shares of Common Stock (the "Shares"), par value $.01 per share, of Fred Meyer, Inc. (The "Company" or "Fred Meyer"), offered hereby (the "Offering") by Apollo Investment Fund III, L.P., Apollo U.K. Partners III, L.P., Apollo Overseas Partners III, L.P., F4L/AB Investors, L.P. and Apollo Investment Fund, L.P. (collectively, the "Apollo Selling Stockholders"), and sold by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ").

     The Common Stock of the Company is traded on the New York Stock Exchange (the "NYSE"). On March 17, 1998, the closing price for the Common Stock as reported on the NYSE was $46.75 per share.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

     The Shares will be purchased from the Apollo Selling Stockholders by DLJ at a price of $45.75 per share (resulting in $325,798,698 aggregate net proceeds (before expenses) to the Apollo Selling Stockholders). The Company will not receive any of the proceeds from the Offering.

     The Shares may be offered by DLJ from time to time in one or more transactions (which may involve block transactions) on the NYSE, or on other national securities exchanges on which the Common Stock is traded, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated, subject to prior sale, when, as and if delivered to and accepted by DLJ.

     The Company and the Apollo Selling Stockholders have agreed to indemnify DLJ against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Shares are offered, subject to prior sale, when, as and if accepted by DLJ. It is expected that delivery of the Shares will be made on or about March 23, 1998 at the office of DLJ, New York, New York, against payment therefor in immediately available funds.

                                ---------------

                          Donaldson, Lufkin & Jenrette
                             Securities Corporation

            The date of this Prospectus Supplement is March 18, 1998.

     No dealer, salesperson or any other person has been authorized in connection with any offering made hereby to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Apollo Selling Stockholders or DLJ. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered hereby, nor do they constitute an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as to which information has been given herein and therein.

                              PLAN OF DISTRIBUTION

     DLJ has agreed to purchase, and the Apollo Selling Stockholders have agreed to sell, the Shares. The obligation of DLJ to pay for and accept delivery of the Shares is subject to certain conditions. DLJ is obligated to take and pay for all the Shares if any are taken.

     It is expected that all or a substantial portion of the Shares may be sold by DLJ to purchasers in one or more transactions (which may involve block transactions) on the NYSE or on other national securities exchanges on which the Common Stock is traded or otherwise. The distribution of the Shares may also be effected from time to time in special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of the NYSE or such other exchanges, in the over-the-counter market, in negotiated transactions through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise), or in a combination of such methods at prevailing market prices or at negotiated prices. DLJ may effect such transactions by selling Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from DLJ and/or the purchasers of such Shares for whom they may act as agents or to whom they may sell as principal.

     The Company and the Apollo Selling Stockholders have agreed to indemnify DLJ against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                                  LEGAL MATTERS

     The validity of the issuance of Shares offered hereby will be passed upon for the Company by Stoel Rives LLP. Certain legal matters will be passed upon for DLJ by Cahill Gordon & Reindel (a partnership including a professional corporation).

                                      S-2